ERNST & YOUNG       -55 Almaden Boulevard          -Phone:  408 947 5500
                     San Jose, California 95115       Fax:  408 294 2744
                                                    Telex:  701974



                         Report of Independent Auditors

The Board of Directors
ComputerLand Corporation

We have audited the accompanying statement of revenues and operating expenses of the United States Franchise and Distribution Division of ComputerLand Corporation for the years ended September 30, 1993 and 1992. This statement of revenues and operating expenses is the responsibility of ComputerLand Corporation's management. Our responsibility is to express an opinion on this statement of revenues and operating expenses based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and operating expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of revenues and operating expenses presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the statement of revenues and operating expenses referred to above presents fairly, in all material respects, the revenues and operating expenses of the United States Franchise and Distribution Division of ComputerLand Corporation for the years ended September 30, 1993 and 1992, in conformity with generally accepted accounting principles.


                                         /s/ Ernst & Young



January 7, 1994
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              United States Franchise and Distribution Division of
                            Computerland Corporation

                  Statement of Revenues and Operating Expenses

                                            Years Ended September 30,
                                            -------------------------
                                             1993              1992
                                            ------            ------
                                                (In Thousands)

Net revenues                              $1,071,306        $1,135,862

Costs and expenses:
  Cost of goods sold                       1,016,584         1,071,510
  Selling, general and administrative         38,135            50,917
                                          ----------        ----------
                                           1,054,719         1,122,427
Net revenues in excess of costs and
 expenses                                 $   16,587        $   13,435
                                          ==========        ==========

                            See accompanying notes.

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              United States Franchise and Distribution Division of
                            Computerland Corporation

             Notes to Statement of Revenues and Operating Expenses

                               September 30, 1993



1.        Basis of Presentation and Summary of Significant Accounting Policies

          Organization

          The United States Franchise and Distribution Division of ComputerLand Corporation (the Division) is not an incorporated entity. The principal activity of the Division is the wholesale distribution of microcomputer systems and products to third party dealers, value-added resellers, and franchisees.

          Historical Financial Information

          Full historical statements of revenues and operating expenses, including interest income, interest expense, and income taxes, have not been presented due to the fact that ComputerLand Corporation has never maintained separate accounting records for the Division, and, therefore, has not prepared separate historical financial statements of the Division. Construction of such full accounting records and financial statements is not practicable.

          The statement of revenues and operating expenses may not necessarily reflect the results of operations that would have been obtained had the Division been operated as a separate stand-alone entity during the period presented.

          Revenue and Revenue Recognition

          Revenues consist primarily of product sales to third party dealers, value-added resellers, franchisees, and end-users, as well as royalty income on sales made by ComputerLand franchisees. Sales to end-users are sales of products initiated by franchisees that are configured and shipped directly to customers from ComputerLand Corporation's distribution centers for which franchisees receive certain fees related to the sale. Product sales are recognized at the time of shipment, while royalty income is recognized based upon a percentage of reported sales by ComputerLand Corporation's franchisees.

                                       2.
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              United States Franchise and Distribution Division of
                            ComputerLand Corporation

       Notes to Statement of Revenues and Operating Expenses (continued)



2.        Allocated Expenses

          Selling, general, and administrative expenses include allocations from ComputerLand Corporation for expenses of the distribution centers and general corporate overhead, including expenses for corporate functions and administrative personnel. Such allocated expenses aggregated $27,340,000 and $40,221,000 for the years ended September 30, 1993 and 1992, respectively.

          The expenses have been allocated to the Division based upon such factors as the ratio of the Division's shipments to total shipments by ComputerLand Corporation and management's estimate of the time spent by shared employees of ComputerLand Corporation. This is considered by management to be a reasonable approximation of the costs that the Division would have had to incur for the benefit received if it operated as an unaffiliated entity.

3.        Subsequent Event

          On September 23, 1993, ComputerLand Corporation signed a letter of intent to sell certain assets and liabilities of the Division, including all domestic franchise agreements, Datago distribution agreements, and the right to the "ComputerLand" name and trademark within the United States to Merisel, Inc. Concurrent with the proposed sale, ComputerLand Corporation will enter into a distribution and services agreement with Merisel, Inc. Pursuant to this agreement, ComputerLand Corporation will continue to supply product and provide certain logistics and other support services to its former division for two years following the closing date. ComputerLand Corporation will receive a monthly distribution fee for such services.

                                       3.